UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2014

Roundy’s, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-35422	27-2337996
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(Address of Principal executive offices, including Zip Code)

(414) 231-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2014 (the “Closing Date”), Roundy’s Supermarkets, Inc. (the “Borrower”), an indirect wholly owned subsidiary of Roundy’s, Inc. (the “Company”), entered into two new senior credit facilities: (i) a $460 million term loan (the “Term Facility”) and (ii) a $220 million asset-based revolving credit facility (the “Revolving Facility” and together with the Term Facility, the “Facilities”). The terms of the Term Facility are set forth in the Term Loan Credit Agreement, dated as of March 3, 2014 (the “Term Credit Agreement”), by and among the Borrower, the lenders party thereto, Credit Suisse AG, as administrative agent and collateral agent (in such capacities, “Term Agent”), JPMorgan Chase Bank, N.A., as syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent, and the other parties thereto. The terms of the Revolving Facility are set forth in the Asset-Based Revolving Credit Agreement, dated as of March 3, 2014 (the “Revolving Credit Agreement”, and together with the Term Credit Agreement, the “Credit Agreements”), by and among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Revolving Agent”) and issuing lender, Bank of America, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent, and the other parties thereto.

Term Facility

The Borrower used the borrowings under the Term Facility to repay the outstanding borrowings under the Borrower’s existing first lien credit facility, including all accrued interest thereon and related costs, fees and expenses.

Interest and Fees. Borrowings under the Term Facility bear interest, at the option of the Borrower, at (i) adjusted LIBOR plus 4.75% or (ii) an alternate base rate plus 3.75%.

Maturity. The Term Facility will mature on March 3, 2021; provided however, the maturity date will spring forward to September 15, 2020 if the Borrower’s second lien notes are not refinanced in full prior to such date.

Guarantees and Security. Borrowings under the Term Facility are guaranteed, subject to certain exceptions, by the Company and certain of the Company’s direct and indirect, wholly owned domestic restricted subsidiaries and are secured by substantially all the Borrower’s and such guarantors’ assets (subject to certain exceptions) on a first-priority basis, except that with respect to ABL Priority Collateral (defined below) such assets are secured on a second-priority basis, in each case subject to certain exceptions and to the terms of the First Lien Intercreditor Agreement described below.

Incremental Facilities. The Borrower is entitled on one or more occasions to incur additional indebtedness under the Term Facility and/or add one or more incremental revolving or term loan facilities or notes, in an unlimited amount, subject to certain conditions, so long as after giving pro forma effect to the incurrence thereof, the Borrower’s total senior secured net leverage ratio is not greater than 3.25 to 1.00 and the total net leverage ratio is not greater than 5.00 to 1.00.

Prepayments. Voluntary prepayments of the Term Facility are permitted at any time, subject to certain minimum prepayment requirements and payment of costs and expenses incurred by the lenders in connection with prepayment of adjusted LIBOR borrowings prior to the end of the applicable interest period for such borrowings. If the voluntary prepayment occurs in connection with a repricing transaction on or prior to the first anniversary of the Closing Date, subject to certain exceptions, pursuant to which all or any portion of the term loans are prepaid with lower interest rate debt, the borrower must pay a prepayment premium equal to 1.0% of the principal amount of such prepaid term loans.

Mandatory prepayments under the Term Facility will be required with (i) 50% of adjusted excess cash flow (which percentage shall be reduced to 25% and to 0% upon achievement of certain leverage ratios); (ii) 100% of the net cash proceeds of assets sales or other non-ordinary course dispositions of certain property by the Borrower and its restricted subsidiaries (subject to certain exceptions and reinvestment provisions); and (iii) 100% of the net cash proceeds of issuances, offerings or placements of certain indebtedness not otherwise permitted to be incurred under the Term Credit Agreement.

Loans under the Term Facility amortize in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the remaining balance due at final maturity.

Covenants. The Term Credit Agreement contains customary affirmative covenants, including (i) maintenance of legal existence and compliance with laws and regulations; (ii) delivery of consolidated financial statements and other information; (iii) maintenance of properties in good working order; (iv) payment of taxes; (v) delivery of notices of defaults, litigation, ERISA events and material adverse changes; (vi) maintenance of adequate insurance; and (vii) inspection of books and records.

The Term Credit Agreement also contains customary negative covenants, including restrictions on (i) dividends on, and redemptions of, equity interest and other restricted payment; (ii) liens and sale-leaseback transactions; (iii) loans and investments; (iv) guarantees and hedging agreements; (v) the sale, transfer or disposition of assets and businesses; (vi) transactions with affiliates; (vii) negative pledges and restrictions on subsidiary distributions; and (viii) optional payments and modifications of certain debt instruments.

Events of Default. Events of default under the Term Facility include, but are not limited to: (i) failure to pay principal, interest, fees or other amounts under the Term Facility when due, subject to certain grace periods; (ii) inaccuracies of representations or warranties; (iii) failure to perform or observe covenants or other terms of the Term Facility subject to certain grace periods; (iv) cross-default and cross-acceleration with certain other debt, provided, with respect to the Revolving Facility, payment defaults are subject to additional grace periods and other defaults require acceleration of the Revolving Facility; (v) certain material and unpaid monetary judgments; (vi) bankruptcy events; certain defaults under ERISA; (vii) change of control; (viii) status of senior debt; and (ix) the invalidity or impairment of any security interest.

Revolving Facility

The Borrower may use borrowings under the Revolving Facility for ongoing working capital and general corporate purposes and any other use not prohibited by the Revolving Credit Agreement. Borrowing availability under the Revolving Facility at any time is based on the value of certain eligible inventory and accounts receivable (the “Revolving Borrowing Base”) at such time and subject to additional reserves and other adjustments.

Interest and Fees. Borrowings under the Revolving Facility bear interest, at the option of the Borrower, at (x) adjusted LIBOR plus a margin of 1.50%-2.00% per annum determined based on the Borrower’s excess availability or (y) alternate base rate plus a margin of 0.50% - 1.00% per annum determined based on the Borrower’s excess availability. In addition, there is a fee payable quarterly in an amount equal to either 0.375% or 0.25% per annum (determined based on the Borrower’s utilization of the Revolving Facility) of the undrawn portion of the Revolving Facility.

Maturity. The Revolving Facility will mature on March 3, 2019.

Guarantees and Security. Borrowings under the Revolving Facility are guaranteed, subject to certain exceptions, by the Company and certain of the Company’s direct and indirect, wholly owned domestic restricted subsidiaries and are secured by substantially all the Borrower’s and such guarantors’ assets (subject to certain exceptions), in the case of certain assets designated as ABL priority collateral including accounts, inventory, cash, deposit accounts, certain payment intangibles and other related assets (“ABL Priority Collateral”) on a first-priority basis, and on a second-priority basis with respect to other assets, in each case subject to certain exceptions and to the terms of the First Lien Intercreditor Agreement described below.

Incremental Facilities. The Borrower is entitled on one or more occasions to incur additional commitments under the Revolving Facility in an aggregate amount not to exceed $100 million.

Prepayments. Voluntary reductions of the unutilized portion of the commitments under the Revolving Facility and optional prepayments thereunder are permitted at any time in certain minimum principal amounts.

Mandatory prepayments under the Revolving Facility will be required (i) upon the occurrence of the Borrower’s availability under the Revolving Facility failing to meet certain thresholds; and (ii) with certain net cash proceeds of certain non-ordinary course assets sales or other dispositions of certain ABL Priority Collateral by the Borrower or guarantors.

Covenants. The Revolving Facility contains customary affirmative covenants, including (i) maintenance of legal existence and compliance with laws and regulations; (ii) delivery of consolidated financial statements and other information; (iii) maintenance of properties in good working order; (iv) payment of taxes; (v) delivery of notices of defaults, litigation, ERISA events and material adverse changes; (vi) maintenance of adequate insurance; (vii) inspection of books and records; (viii) maintenance of certain cash management operations; and (ix) borrowing base reporting.

The Revolving Facility also contains customary negative covenants, including restrictions on (i) dividends on, and redemptions of, equity interest and other restricted payments; (ii) liens and sale-leaseback transactions; (iii) loans and investments; (iv) guarantees and hedging agreements; (v) the sale, transfer or disposition of assets and businesses; (vi) transactions with affiliates; (vii) negative pledges and restrictions on subsidiary distributions; and (viii) optional payments and modifications of certain debt instruments.

The Revolving Facility contains a springing fixed charge coverage ratio financial covenant that is only in effect when the Borrower’s availability under the Revolving Facility fails to meet certain thresholds until such availability remains above such threshold for a certain period, during such period, the Borrower is required to maintain a minimum fixed charge coverage ratio of at least 1.00:1.00 on a trailing four-fiscal quarter basis.

Events of Default. Events of default under the Revolving Facility include, but are not limited to: (i) failure to pay principal, interest, fees or other amounts under the Revolving Facility when due, subject to certain grace periods; (ii) inaccuracies of representations or warranties; (iii) failure to perform or observe covenants or other terms of the Revolving Facility subject to certain grace periods and an equity cure right with respect to a breach of the financial covenant; (iv) cross-default and cross-acceleration with certain other debt, provided, with respect to the Revolving Facility, payment defaults are subject to additional grace periods and other defaults require acceleration of the Revolving Facility; (v) certain material and unpaid monetary judgments; (vi) bankruptcy events; certain defaults under ERISA; (vii) change of control; (viii) status of senior debt; and (ix) the invalidity or impairment of any security interest.

First Lien Intercreditor Agreement

On March 3, 2014, the Borrowers and the Guarantors entered into a First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”) with the Term Agent, in its capacity as agent under the Term Credit Agreement, and the Revolving Agent, in its capacity as agent under the Revolving Credit Agreement. The First Lien Intercreditor Agreement establishes the relative lien priorities and rights of the secured parties under the Revolving Facility and the secured parties under the Term Credit Agreement. Pursuant to the First Lien Intercreditor Agreement, the obligations under the Revolving Facility are secured with a first priority lien on the ABL Priority Collateral and a second priority lien on the other assets constituting collateral, and the obligations under the Term Facility are secured with a second priority lien on the ABL Priority Collateral and a first priority lien on all other collateral (in each case, subject to certain exceptions and limitations).

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 1.01, with respect to the Borrower’s existing first lien credit facility, is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROUNDY’S, INC.

/s/ EDWARD G. KITZ
Date: March 4, 2014	Name:	Edward G. Kitz
	Title:	Group Vice President — Legal, Risk and Treasury and Corporate Secretary

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